Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-172862 and No. 333-263342) on Form S-3 and (No. 333-199234, No. 333-205098 and No. 333-274019) on Form S-8 of our reports dated February 13, 2025, with respect to the consolidated financial statements of InvenTrust Properties Corp. and the effectiveness of internal control over financial reporting.

/s/ KPMG, LLP

Chicago, Illinois
February 13, 2025